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                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 6, 1997)
                (TO PROSPECTUS SUPPLEMENT DATED JANUARY 6, 1997)
                                     PROSPECTUS NUMBER: 1487


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $25,000,000.00


TRADE DATE:               March 31, 1997


ORIGINAL ISSUE DATE:      April 15, 1997


MATURITY DATE:            April 16, 2012


INTEREST RATE:            7.51%


INTEREST PAYMENT DATES:   15th day of each month, commencing May 15, 1997 through and including the Maturity
                          Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  April 15, 2002


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable monthly on the 15th day of each month and at Maturity (the "Interest
                          Payment Dates"), commencing on May 15, 1997. This Note is subject to a one time redemption at the option of the Company, in whole, on the Interest Payment Date occurring on April 15, 2002 (the "Redemption Date") at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than
                          60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.



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             The date of this Prospectus Supplement: March 31, 1997